Exhibit 10.23

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) dated as of February 26, 2018 (the “Effective Date”), is by and between Guaranty Bancorp, a Delaware corporation and bank holding company registered under the Bank Holding Company Act of 1956 (the “Company”) and Christopher G. Treece (the “Executive”).

WHEREAS, the Company desires to employ the Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive desires to be employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, terms and conditions set forth herein, and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

1. Term of Employment; Termination of Certain Agreements.

(a) This Agreement is effective as of the Effective Date. The Executive’s employment under this Agreement shall, unless sooner terminated in accordance with the provisions set forth herein, continue until the second anniversary of the Effective Date (the “Term”). Unless otherwise agreed to in writing by the Company and the Executive prior to the termination of the Executive’s employment, any termination of the Executive’s employment shall constitute an automatic resignation of the Executive from all other positions held with the Company or any of its subsidiaries or affiliates.

(b) By executing this Agreement, the parties hereby terminate, effective as of the Effective Date that certain Noncompetition Agreement dated effective as of March 28, 2014, by and between the Company and the Executive, and agree that such agreement shall be of no further force or effect.

2. Employment and Duties.

(a) General.  During the Term, the Executive shall serve as Executive Vice President, Chief Financial Officer and Secretary of the Company. The Executive shall have such duties and responsibilities, commensurate with the Executive’s position, as may be assigned to the Executive from time-to-time by the Company’s Board of Directors (the “Board”), or which are in accordance with the delegations of authority set out by the Board. The Executive’s principal place of employment shall be Denver, Colorado; provided, however, that the Executive understands and agrees that he will be required to travel from time to time for business reasons.

(b) Exclusive Services.  During the Term, the Executive shall devote his full-time working time to his duties hereunder, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and good faith directions and instructions given to him by the Board and shall use his best efforts to promote and serve the interests of the Company. Further, the Executive shall not, directly or indirectly, render services to any other for-profit person or organization without the consent of the Board, or otherwise engage in activities that would interfere with the performance of his duties hereunder.

3. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a) Base Salary.  The Company shall pay to the Executive an annual salary (the “Base Salary”) at the rate of $319,300, payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices as established from time to time. The Executive’s Base Salary will be reviewed annually and may be increased or decreased from time to time, so long as a decrease does not amount to a decrease constituting Good Reason (as defined below), in the sole discretion of the Board.

(b) Other Benefits.  During the Term, the Executive shall be eligible to participate in: (i) employee benefit plans and programs (other than any severance plans); and (ii) equity incentive programs, as they may be amended from time-to-time, subject to such exceptions as the Board may reasonably determine in good faith from time to time.

(c) Expenses.  The Company shall reimburse the Executive for reasonable travel and other business-related expenses incurred by the Executive in the fulfillment of his duties hereunder, provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the expense is incurred).

(d) Paid Time Off. During the Term, the Executive shall be entitled to paid time off annually in accordance with the Company’s policies, as they may be amended from time-to-time.

4. Termination of Employment. The Executive’s employment with the Company shall terminate upon the Executive’s death or Disability and may be terminated at any time by the Company, with or without Cause, or by the Executive, for or without Good Reason, provided that the Executive shall be required to give the Company at least 30 days’ advance written notice of any resignation of the Executive’s employment.

(a) “Annual Bonus” means the annual bonus awarded under the Company’s Executive Cash Incentive Plan (or any predecessor, substitute or successor plan designated as such by the Board), as in effect from time to time, or any discretionary annual bonus awarded by the Board.

(b) “Bonus Amount” means the average of the Executive’s two Annual Bonuses for the two fiscal years ending before the Executive’s Date of Termination.

(c) “Cause” means the Company’s good faith determination of: (i) the Executive’s willful failure or refusal to satisfactorily perform his duties or obligations in connection with his employment; (ii) the Executive’s having engaged in willful misconduct, gross negligence or a breach of fiduciary duty, or the Executive’s material breach of this Agreement or of any Company policy; (iii) the Executive’s conviction of, or a plea of nolo contendere to, a felony or any other criminal offense involving moral turpitude, fraud or dishonesty; (iv) the Executive’s unlawful use or possession of illegal drugs on the Company’s premises or while performing his duties and responsibilities hereunder; or (v) the Executive’s commission of an act of fraud, embezzlement or misappropriation, in each case, against the Company or any of its subsidiaries or affiliates, provided that, in each case (except for circumstances described in clauses (iii), (iv) or (v) above), the Company shall provide the Executive with written notice specifying the circumstances alleged to constitute Cause, and, if such circumstances are susceptible to cure, the Executive shall have 30 days following receipt of such notice to cure such circumstances.

(d) “Change in Control” means the occurrence of any one of the following events:

(i) any “Person” or “Group” (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder) is or becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company, or of any entity resulting from a merger or consolidation involving the Company, representing more than 50% of the combined voting power of the then outstanding securities of the Company or such entity;

(ii) the individuals who, as of the Effective Date, are members of the Board (the “Existing Directors”), cease, for any reason, to constitute more than 50% of the number of authorized directors of the Company as determined in the manner prescribed in the Company’s Certificate of Incorporation and Bylaws; provided that if the election, or nomination for election, by the Company’s stockholders of any new director was approved by a vote of at least 50% of the Existing Directors, such a new director shall be considered an Existing Director; provided further, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened election contest (“Election Contest”) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii) the consummation of a plan of reorganization, merger or consolidation involving the Company or the sale of all or substantially all of the assets or deposits of the Company, except for a reorganization, merger, consolidation or sale where: (A) the stockholders of the Company immediately before such reorganization, merger, consolidation or sale own directly or indirectly at least 51% of the combined voting power of the outstanding voting securities of the Company resulting from such reorganization, merger or consolidation or purchasing the assets or deposits (the “Surviving Company”) in substantially the same proportion as their ownership of voting securities of the Company immediately before such reorganization, merger, consolidation or sale;

and (B) the Existing Directors immediately before the execution of the agreement providing for such reorganization, merger, consolidation or sale constitute at least half of the members of the board of directors of the Surviving Company, or of a company beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Company (a “Resulting Parent”).

If there is a reorganization, merger, consolidation or sale of the Company that does not result in a Change in Control pursuant to clause (iii), references to “the Company” in this definition will be deemed to have been replaced by references to the Resulting Parent (or if there is no Resulting Parent, the Surviving Company).

(e) “Change in Control Period” shall mean the period beginning on the occurrence of either of: (i) the Company (or any person acting on the Company’s behalf) conducting negotiations to effect a Change in Control; or (ii) the Company (or any Person acting on its behalf) executing a letter of intent (whether or not binding) or a definitive agreement to effect a Change in Control and shall end on the earlier of: (A) the date of the occurrence of a Change in Control; and (B) 90 days after both: (1) the Company (or any person acting on the Company’s behalf) ceases conducting negotiations to effect a Change in Control; and (2) any letter of intent (whether or not binding) or a definitive agreement to effect a Change in Control has terminated or expired (other than with respect to provisions relating to confidentiality or other provisions reasonably determined by the Board to be unrelated to effecting a future Change in Control).

(f) “Date of Termination” means: (i) if the Executive’s employment is terminated for Disability, 30 days after notice of termination is given by the Company (provided that the Executive shall not have returned to the full-time performance of his duties during such 30 day period); (ii) if the Executive’s employment is terminated by the Executive, the date specified in the notice of termination, which shall not be less than 30 days after notice of termination is given (unless the Company selects an earlier Date of Termination); or (iii) if the Executive’s employment is terminated for any other reason, the date specified in the notice of termination (which, in the event of any termination for Cause pursuant to Section 4(c)(iii),  (iv) or (v) shall not be less than 30 days after notice of termination is given).

(g) “Disability” shall mean a physical or mental incapacity or disability which renders the individual unable substantially to render the services required under his employment, directorship or other independent contractor relationship with the Company or any of its affiliates, as applicable, for a period of 90 consecutive days or 180 days during any 12-month period as determined in good faith by the Company.

(h) “Good Reason” means the occurrence of any of the following events without the Executive’s consent: (i) a reduction in the Base Salary, other than any such reduction that applies generally to other executives of the Company; (ii) relocation of the geographic location of the Executive’s principal place of employment by more than 35 miles from his principal place of employment; (iii) a material breach by the Company of this Agreement; (iv) a material and sustained reduction in the Executive’s authority, duties or responsibilities; or (v) a material and adverse change in the Executive’s titles or offices (including, if applicable, membership on the Board) with the Company, provided that, in each case: (A) the Executive shall provide the Company with written notice specifying the circumstances alleged to constitute Good Reason within 90 days following the first occurrence of such circumstances; (B) the Company shall have 30 days following receipt of such notice to cure such circumstances; and (C) if the Company has not cured such circumstances within such 30-day period, the Executive shall terminate his employment not later than 60 days after the end of such 30-day period.

(i) “Qualifying Termination” means a termination of the Executive’s employment during the Termination Period: (i) by the Company other than for Cause; or (ii) by the Executive for Good Reason. Termination of the Executive’s employment with the Company on account of death, Disability or retirement (in accordance with the normal retirement policy of the Company as in effect before a Change in Control) shall not be treated as a Qualifying Termination. Notwithstanding the preceding sentence, the death or Disability of the Executive after notice of termination for Good Reason or without Cause has been validly provided shall be deemed to be a Qualifying Termination.

(j) “Termination Period” means the period of time beginning with a Change in Control and ending two years following such Change in Control. Notwithstanding anything in this Agreement to the contrary, if the Executive’s employment with the Company is terminated before the occurrence of a pending Change in Control, the Executive’s employment will be deemed to have been terminated by the Company without Cause on the day after the occurrence of the Change in Control if: (A) a Change in Control actually occurs; (B) during the Change in Control Period ending on such Change in Control, the Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason; or (C) the Executive reasonably demonstrates that the Company terminated the Executive’s employment, or gave the Executive Good Reason, at the request of a person (other than the Company) who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, or otherwise in connection with, or in anticipation of, the Change in Control.

For purposes of determining the timing of payments and benefits to the Executive under Section 5(c): (A) if the Executive’s employment is terminated prior to the date of the Change in Control, the date of the actual Change in Control shall be treated as the Executive’s Date of Termination; and (B) if the Executive’s employment is terminated after the date of the Change in Control, the Executive’s Date of Termination shall be determined under Section 4(f). For purposes of determining the amount of payments and benefits owed to the Executive under Section 5(c), the date the Executive’s employment is actually terminated shall be treated as the Executive’s Date of Termination.

5. Severance Benefits.

(a) Termination for Cause or due to Death or Disability; Resignation without Good Reason. If the Executive’s employment with the Company is terminated by the Company for Cause, if the Executive’s employment with the Company terminates due to the Executive’s death or Disability, or if the Executive’s employment with the Company is terminated by the

Executive without Good Reason then, upon such termination, the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary through the Date of Termination at the rate in effect at the Date of Termination, payable at such intervals as may be determined by the Company in accordance with its ordinary payroll practices as established from time to time;

(ii) reimbursement for any unreimbursed business expenses properly incurred by the Executive prior to the Date of Termination and to which the Executive would be entitled to reimbursement under Section 3(c); and

(iii) such accrued and vested employee benefits, if any, as to which the Executive may be entitled under the employee benefit plans of the Company.

The amounts described in clauses (i) through (iii) hereof being referred to as the “Accrued Obligations.”

(b) Termination without Cause; Resignation for Good Reason. Subject to Section 13, if the Executive’s employment with the Company is terminated by the Company without Cause or if the Executive’s employment with the Company is terminated by the Executive for Good Reason then, upon such termination, the Executive shall be entitled to receive the Accrued Obligations in addition to:

(i) his full Base Salary through the date that is 12 months after the Date of Termination, at the rate in effect at the Date of Termination and payable at such intervals as may be determined by the Company in accordance with its ordinary payroll practices as established from time to time, provided the Executive has not revoked the Release (as defined below) as of the date each payment is due; and

(ii) on the 60th day following the Date of Termination, provided the Executive has not revoked the Release as of such date, a lump sum cash payment equal to the result of multiplying: (A) the Executive’s Bonus Amount; by (B) a fraction: (1) the numerator of which is the number of days elapsed in the calendar year during which Executive’s employment is terminated until the Date of Termination; and (2) the denominator of which is 365.

(c) Qualifying Termination. Subject to Section 13, if the employment of the Executive is terminated pursuant to a Qualifying Termination, then the Company shall provide to the Executive the Accrued Obligations and:

(i) on the 60th day following the Date of Termination, provided the Executive has not revoked the Release as of such date, a lump sum cash payment equal to the result of multiplying: (A) the Executive’s current target Annual Bonus, expressed as a percentage of Base Salary in the event the relevant goals are 100% achieved, for the year in which the Date of Termination occurs; by (B) a fraction: (1) the numerator of which is the number of days elapsed from the beginning of the relevant period for which performance is measured in determining such Annual Bonus until the Date of Termination; and (2) the denominator of which is the number of days of such relevant period;

(ii) on the 60th day following the Date of Termination, provided the Executive has not revoked the Release as of such date, a lump sum cash payment equal to the result of multiplying: (A) the sum of: (1) the Executive’s Base Salary; plus (2) the Executive’s Bonus Amount; by (B) two; and

(iii) through the date the Executive ceases to be eligible for COBRA, continued provision of medical, dental, and vision benefits to the Executive, his spouse and his eligible dependents on the same basis as such benefits are then currently provided to the Executive (the “Medical Benefits”); provided that such benefits shall be secondary to any other coverage obtained by the Executive and shall be paid or provided in accordance with Section 20;  provided further, that if the Company’s welfare plans do not permit such coverage, the Company will provide the Executive the Medical Benefits with the same tax effect.

(d) Maximum Payments by the Company.

(i) It is the objective of this Agreement to maximize the Executive’s net after-tax benefit if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of vesting or payment or rate of payment under any plan, program, arrangement or agreement of the Company (all such payments and benefits being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the cash severance payments shall first be reduced, and the non-cash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if: (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(ii) The Total Payments shall be reduced by the Company in the following order: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code (“Section 409A”); (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Company’s common stock that is exempt from Section 409A; (C) reduction of any other payments or benefits otherwise payable to the Executive on a pro rata basis or such other manner that complies with Section 409A, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Company’s common stock that are exempt from Section 409A; and (D) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Company’s common stock that are exempt from Section 409A.

(iii) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (A) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (B) no portion of the Total Payments shall be taken into account which, in the written opinion of independent auditors of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (C) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination shall be borne by the Company.

(e) If any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive on a current basis (and in accordance with Section 20) for all reasonable legal fees and related expenses, if any, incurred by the Executive in connection with such contest or dispute, provided that the Executive shall be required to repay immediately any such amounts to the Company to the extent that a court or an arbitration panel issues a final and non- appealable order setting forth the determination that the position taken by the Executive was frivolous or advanced by the Executive in bad faith.

(f) Except as otherwise expressly provided pursuant to this Agreement, this Agreement shall be construed and administered in a manner which avoids duplication of compensation and benefits which may be provided under any other agreement, plan, program, policy, or other arrangement or individual contract. In the event the Executive is covered by any other agreement, plan, program, policy, individually negotiated agreement or other arrangement in effect as of his Date of Termination that may duplicate the payments and benefits provided for in this Section 5, the Board is specifically empowered to reduce or eliminate the duplicative benefits provided for under the Agreement, provided such elimination or reduction does not cause the Executive to incur additional tax or interest under Section 409A.

(g) This Agreement does not abrogate any of the usual entitlements which the Executive has or will have, first, while a regular employee, and subsequently, after termination, and thus the Executive shall be entitled to receive all benefits payable to him under each and every qualified plan, welfare plan and any other plan or program relating to benefits and deriving from his employment with the Company, but solely in accordance with the terms and provisions thereof.

(h) If, following a termination of employment pursuant to which the Executive becomes entitled to severance payments pursuant to Section 5(b) or 5(c), the Executive breaches the provisions of Section 6,  7,  8 or 11, the Executive shall not be eligible for the severance payments described in Section 5(b) or 5(c), and any and all obligations and agreements of the Company with respect to such payments shall thereupon cease, and the Executive shall be required to promptly repay any such payments previously made by the Company.

6. Confidentiality.
(a) Confidential Information.

(i) The Executive agrees that he shall not at any time, except as required in order to perform his services hereunder or with the prior written consent of the Company, or to the extent permitted pursuant to Section 6(a)(ii), as required by law, directly or indirectly: (A) use, disseminate, disclose or publish, whether for his benefit or the benefit of any person, firm, corporation or other entity, any Confidential Information; or (B) deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any Confidential Information. “Confidential Information” means: (1) confidential or proprietary information or trade secrets of or relating to the Company or its subsidiaries or affiliates (collectively, the “Company Group”) including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications thereof, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, in each case, that are confidential or proprietary and owned, developed or possessed by the Company Group, whether in tangible or intangible form; or (2) confidential or proprietary information with respect to the Company Group’s operations, processes, products, inventions, business practices, strategies, business plans, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment. The term “Confidential Information” shall not include information that: (x) was, is or becomes generally available to the public other than as a result of a disclosure by the Executive in breach of this Agreement; (y) was, is or becomes available to the Executive without a duty of confidentiality to the Company prior to the Executive’s employment by the Company or from a person who, the Executive’s knowledge, is not otherwise bound, and who the Executive has no reasonable basis to believe would be bound, by a confidentiality agreement with the Company, or is not otherwise prohibited from providing the information to the Executive by a legal or fiduciary obligation to the Company in breach of this Agreement; or (z) was or is independently developed or created by the Executive without use of the Confidential Information.

(ii) In the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information.

(b) Exclusive Property.  The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company. All business records, papers and documents and electronic files (including emails) kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company. Upon the request and at the expense of the Company, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company, fully and completely, all rights created or contemplated by this Section 6. The Executive further agrees that, upon termination of the Executive’s employment with the Company for any reason whatsoever, the Executive shall return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company Group.

7. Non-Solicitation.  The Executive agrees that for a period equal to 12 months after the Executive’s Date of Termination (the “Restricted Period”), the Executive shall not, in any manner, directly or indirectly, either for himself or for or through any affiliate, individual, corporation, partnership, joint venture or other entity (without the prior written consent of the Company): (a) Solicit any Client or other business relationship of the Company Group (or anyone who was a Client or other business relationship of the Company Group within the 12 months prior to the Date of Termination) to transact business with a Competing Business or to reduce or refrain from doing business with any member of the Company Group; (b) interfere with or damage any relationship between any member of the Company Group and a Client; or

(c) Solicit anyone who is then an employee of any member of the Company Group (or who was an employee of any member of the Company Group within the 12 months prior to the Date of Termination) to resign from any member of the Company Group or to apply for or accept employment with any other business or enterprise. For purposes of this Section 7: (i) “Client” means any client of any member of the Company Group; (ii) “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, induces, advises, encourages or requests any person to take or refrain from taking any action; (iii) “Competing Business” means: (A) all banking and financial products and services that are substantially similar to those offered by the Company Group or other business in which the Company is engaged in on the date that the Executive’s employment terminates; (B) any enterprise engaged in any other type of business in which any member of the Company Group is also engaged, so long as the Executive is or was involved in such other business on behalf of such member of the Company Group; or (C) any enterprise that holds any equity, voting or profit participation interest in any enterprise that engages in such a competitive activity. The Executive shall not be deemed to violate this Section 7 solely by virtue of having an interest in any entity the stock of which is publicly traded if the Executive is the owner of not more than 2% of the outstanding shares of any class of stock of such entity, provided that the Executive has no active participation in the business of such entity (other than voting the Executive’s stock) and the Executive does not provide services to such entity in any capacity (whether as an employee, an independent contractor or consultant, a board member, or otherwise); and (iv) “indirectly” shall include, without limitation, the Executive’s permitting the use of the Executive’s name by any Competing Business to Solicit, induce or interfere with any employee, officer, representative, agent, customer, Client supplier, licensee or other business relationship of any member of the Company Group.

8. Assignment of Developments.  The Executive acknowledges that all Developments (as defined below) are works made for hire and shall remain the sole and exclusive property of the Company, free of any reserved or other rights of any kind on the Executive’s part. The Executive hereby assigns to the Company all of his rights, titles and interest in and to all such Developments, if any. The Executive agrees to disclose to the Company promptly and fully all future Developments and, at any time upon request and at the expense of the Company, to execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, to give evidence and to take any and all other actions (including, among other things, the execution and delivery under oath of patent or copyright applications and instruments of assignment) that are necessary or desirable in the reasonable opinion of the Company to enable it to file and prosecute applications for, and to acquire, maintain and enforce, all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary by the Company. All data, memoranda, notes, lists, drawings, records, files, investor and client/customer lists, supplier lists and other documentation (and all copies thereof) made or compiled by the Executive or made available to the Executive concerning the Developments or otherwise concerning the past, present or planned business of the Company Group are the property of the Company, and will be delivered to the Company immediately upon the termination of the Executive’s employment with the Company.  “Developments” shall mean the creation of new products, conferences, training/seminars, publications, programs, methods of organizing information, inventions, discoveries, concepts, ideas, improvements, patents, trademarks, trade names, copyrights, trade secrets, designs, works, reports, computer software or systems, flow charts, diagrams, procedures, data, documentation and writings and applications thereof, relating to the business or future business of the Company Group that the Executive, alone or jointly with others, has discovered, suggested, conceived, created, made, developed, reduced to practice, or acquired during the Executive’s employment with or as a result of the Executive’s employment with the Company.

9. Certain Remedies.

(a) Enforcement; Injunctive Relief.  The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 6 through 8 and 11. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company Group; that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by these restraints. Without intending to limit the remedies available to the Company, including, but not limited to, those set forth in Section 5(h), the Executive agrees that a breach of any of the covenants contained in Section 6,  7,  8 or 11 may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in Sections 6 through 8 and 11 or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company in lieu of, or prior to or pending determination in, any proceeding. The parties further agree that, in the event that any provision of Section 6,  7,  8 or 11 shall be determined by any court of competent jurisdiction to be unenforceable for any reason, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

(b) Extension of Restricted Period.  In addition to the remedies the Company may seek and obtain pursuant to Sections 5(h) and 9(a), the Restricted Period shall be extended by any and all periods during which the Executive is in breach of Section 7.

10. Defense of Claims.  The Executive agrees that, during the Term, and following termination of the Executive’s employment, upon reasonable request from the Company, the Executive shall cooperate with the Company in the defense of any claims or actions that may be made by or against the Company Group that affect the Executive’s prior areas of responsibility. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred to comply with the Executive’s obligations under this Section 10, to the extent such expenses have been approved in advance by the Company. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the expense is incurred).

11. Nondisparagement.  The Executive agrees that at no time during the Executive’s employment with the Company or thereafter shall he make, or cause or assist any other person or entity to make, any statement or other communication to any third party, reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium) which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company, any member of the Company Group or any of their respective directors, officers, stockholders or employees.

12. Nonassignability; Binding Agreement.
(a) By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

(b) By the Company.  This Agreement and all of the Company’s rights and obligations hereunder shall not be assignable by the Company except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Company’s assets, or to an affiliate of the Company. In the event that the Company’s rights and obligations hereunder are assigned to an affiliate of the Company, the Board shall have the right in good faith to reasonably adjust the Executive’s line of reporting, duties and responsibilities under Section 2(a) as the Board shall reasonably deem appropriate in light of such assignment.

(c) Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive’s heirs and the personal representatives of the Executive’s estate.

13. Release.  As a condition to the receipt of any payment or benefit under Section 5(b) or 5(c), the Executive shall first execute and not revoke a release in a form to be provided by the Board, releasing the Company Group and certain other persons and entities from certain claims and other liabilities which release must be effective and irrevocable within 55 days after the Date of Termination (the “Release”), provided that if the 55-day period begins in one taxable year and ends in the following taxable year, such payments or benefits shall not commence until the following taxable year.

14. Withholding.  Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract.

15. Amendment; Waiver.  This Agreement may not be modified, amended or waived in any manner, except by an instrument in writing signed by both parties hereto. The waiver by any party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

16. Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Colorado (other than conflict of laws principles), applicable to contracts executed in and to be performed in that State.

17. Survival of Certain Provisions.  The rights and obligations set forth in Sections 5(d),  5(e),  5(f),  5(g),  5(h),  6 through 11,  13,  14,  16,  17 and 20 shall survive the expiration of this Agreement. The rights and obligations set forth in Sections 3(c),  5(a),  5(b) and 5(c) shall survive the expiration of this Agreement to the extent that payments or benefits are owed as a result of a termination of employment that occurs during the Term. The provisions of Sections 4 and 5(c) shall survive the expiration of this Agreement, but only if such expiration occurs during a Change in Control Period, and then only as to the Change in Control event that triggered the Change in Control Period.

18. Entire Agreement: Supersedes Previous Agreements.  This Agreement contains the entire agreement and understanding of the parties hereto with respect to the matters covered herein and supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, and all such other negotiations, commitments, agreements and writings shall have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing shall have no further rights or obligations thereunder.

19. Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Executive, such notices or communications shall be effectively delivered if hand-delivered to the Executive at his principal place of employment or if sent by registered or certified mail to the Executive at the last address he has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

20. Section 409A.

(a) This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A. Notwithstanding the foregoing, if and to the extent that: (i) any payment or benefit is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A; (ii) such payment or benefit under this Agreement or otherwise is provided to the Executive and the Executive is a “specified employee” (within the meaning of Section 409A and as determined pursuant to procedures established by the Company); and (iii) such payment or benefit must be delayed for six months from the Executive’s Date of Termination (or an earlier date) in order to comply with Section 409A(a)(2)(B)(i) of the Code and not cause the Executive to incur any additional tax under Section 409A, then the Company will delay making any such payment or providing such benefit until the expiration of such six month period. Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to the Executive upon a “separation from service” (within the meaning of Treas. Reg. 1.409A-1(h)). If the Executive dies within six months following such separation from service, any such delayed payments or benefits shall not be further delayed, and shall be immediately payable to his estate in accordance with the applicable provisions of this Agreement.

(b) Notwithstanding anything to the contrary herein, any payment or benefit under Section 5 or otherwise that is exempt from Section 409A pursuant to Treas. Reg. 1.409A-1(b)(9)(v)(A), (B) or (C) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second taxable year of the Executive following the taxable year of the Executive in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third taxable year following the taxable year of the Executive in which the “separation from service” occurs. For purposes of this Section 20(b), the taxable year of the Executive’s “separation from service” is the year determined in accordance with the Code.

(c) Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(d) For the purposes of this Agreement, each payment made pursuant to Section 5(b), 5(c)(iv) or 5(v) shall be deemed to be separate payments, and amounts payable under Section 5 shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6.

(e) For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment within the meaning of Section 409A. In addition, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments under Section 409A, including Treas. Reg. Section 1.409A-2(b)(2)(iii).

21. Executive Representation.  The Executive hereby represents to the Company that the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which the Executive is a party or otherwise bound.

22. Severability.  The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if anyone or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

23. Counterparts.  This Agreement may be executed by any of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

24. Company Actions. Any determination to be made or actions to be taken by or on behalf of the Company under this Agreement shall be made or taken in consultation with the Board.

 [Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

GUARANTY BANCORP
By:	/s/ Paul W. Taylor
Name:Paul W. Taylor
Title:President and Chief Executive Officer
THE EXECUTIVE /s/ Christopher G. Treece